EXHIBIT 10.1
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                      AMENDED AND RESTATED LOAN AGREEMENT

     THIS AMENDED AND RESTATED LOAN AGREEMENT (this 'Agreement') is made as of this 8th day of August, 1994 by and between GREEN ACRES MALL CORP., ('Borrower'), a Delaware corporation with offices at Suite 800, One Tower Bridge, West Conshohocken, Pennsylvania 19428 and PNC BANK, NATIONAL ASSOCIATION ('Bank') a national banking association with offices at Real Estate Finance Division, P.O. Box 7648, Broad and Chestnut Streets, Philadelphia, Pennsylvania 19101.

                                   BACKGROUND

     On August 19, 1993, EQK Green Acres, L.P. ('EQK Green Acres'), a Delaware limited partnership entered into a Loan Agreement (the 'Original Loan Agreement') with Bank which provided for a revolving line of credit in the amount of $3,400,000 which was evidenced by a promissory note of EQK Green Acres dated August 19, 1993 in the face amount of $3,400,000 (the 'Original Note'). Thereafter EQK Green Acres merged with and into Borrower which by operation of law succeeded to the obligations of EQK Green Acres under the Original Loan Agreement and Original Note. Borrower has applied to Bank for an increase in the revolving line of credit to an amount of up to $5,900,000, with the continuing option to convert such line of credit to a term loan, and Bank is willing to grant such revolving credit and option upon the terms and subject to the conditions hereinafter set forth. Borrower and Bank have agreed to amend and restate in full the Original Loan Agreement to reflect the increase in the line of credit and other modifications to the terms thereof.

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Borrower and Bank hereby amend and restate in full the Original Loan Agreement and agree as follows:

     1. Revolving Credit Loans. Upon the terms and subject to the conditions hereinafter set forth, Bank agrees to make to Borrower, during the period from the date hereof through April 30, 1995 (the 'Termination Date' and the duration of such period shall be referred to as the 'Revolving Credit Period'), loans (separately, a 'Revolving Credit Loan' and collectively, the 'Revolving Credit Loans') at such times and in such amounts in whole multiples of $25,000 as Borrower may request by telephonic notice to Bank received no later than 1:00 p.m., local time, on any business day, provided the aggregate outstanding principal amount for all such Revolving Credit Loans shall at no time exceed the sum of $5,900,000 (as such amount may be reduced in accordance with Subsection 9(j) hereof). The obligation of Bank to make such Revolving Credit Loans in the maximum aggregate principal amount of $5,900,000 is hereinafter called its 'Revolving Credit Commitment.' Borrower may borrow, repay without penalty or premium, and reborrow hereunder. Each request for an advance of a Revolving Credit Loan shall be in writing and shall be accompanied by a form of use of funds certificate in the form of Exhibit A attached hereto duly completed and executed by Borrower. Bank may from time to time, without Borrower's request therefor, advance funds against the Revolving Credit Note and disburse the same to itself for payment of interest due and payable under the Revolving Credit Note and fees due and payable to Bank hereunder. Bank shall make each Revolving Credit Loan by crediting the amount thereof to the deposit account of Borrower maintained with it. Borrower will use the proceeds of the Revolving Credit Loans only for Borrower's working capital requirements in connection with the operation of Borrower's mall and shopping center properties known as the Green Acres Mall and the Plaza at Green Acres, Valley Stream, Nassau County, New York (the 'Property') and for making loans and dividends to Guarantor (as hereinafter defined) in the ordinary course of Borrower's business.

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     2. Revolving Credit Note.  The Revolving Credit Loans shall be evidenced by a single promissory note of Borrower, substantially in the form attached hereto as Exhibit B (the 'Revolving Credit Note'), in the principal amount of the Revolving Credit Commitment, duly executed and delivered on behalf of Borrower. The Revolving Credit Note shall bear interest payable monthly on the first day of each month on the aggregate principal balance of the Revolving Credit Loans outstanding hereunder at a rate per annum which is at all times equal to one percent (1%) above the prime rate in effect at Bank from time to time, each change in the rate of interest to become effective on the same day as Bank announces a change in the prime rate. As used herein, the term 'prime rate' shall mean the rate of interest that from time to time is publicly announced by Bank to be its prime rate of interest. The term 'prime rate' is used merely as a pricing index and is not and should not be considered to represent the lowest or best rate available to a borrower.

     3. Term Loan Option. At Borrower's option and upon the terms and subject to the conditions hereinafter set forth, Bank agrees to make a term loan (hereinafter called the 'Term Loan' and the Term Loan and Revolving Credit Loans being hereinafter called the 'Loans') to Borrower on the Termination Date, in an amount not exceeding the aggregate principal amount of the Revolving Credit Loans outstanding on the Termination Date. The proceeds of the Term Loan shall be applied to the payment in full of the Revolving Credit Note. Bank's obligation to make the Term Loan on the Termination Date is subject to satisfaction of the following conditions:

          (a) Borrower shall give written notice to Bank of Borrower's request for the Term Loan not less than thirty (30) nor more than sixty (60) days prior to the Termination Date;

          (b) As of the Termination Date, there shall have occurred no Event of Default (as hereinafter Defined), or any event or condition which, with the passage of time, the giving of notice or both could become an Event of Default (provided, that if Borrower cures any such event or condition existing at such time within the applicable grace period set forth herein, if any, this condition shall be deemed satisfied as of the date of such cure);

          (c) Borrower shall pay Bank a fee equal to 0.75% of the principal amount of the Term Loan;

          (d) Borrower shall deliver to Bank the completed and duly executed Term Note (as hereinafter defined) together with such legal opinions or other evidence of the due authorization, execution, delivery and enforceability thereof as Bank may reasonably request; and

          (e) Borrower shall deliver a certificate setting forth in reasonable detail calculations demonstrating that the terms of this Agreement and the incurring by Borrower of the Term Loan will not violate the limitations set forth in Section 19.3 of the Mortgage (as hereinafter defined). 4. Term Note. The Term Loan shall be evidenced by Borrower's promissory note, substantially in the form attached hereto as Exhibit C (the 'Term Note') in the principal amount of the Term Loan, duly executed on behalf of Borrower. The Term Note and the Revolving Credit Note are hereinafter collectively referred to as the 'Notes.' The outstanding principal of the Term Note shall be payable in four (4) equal and consecutive quarterly installments each in an amount equal to one quarter of the original principal amount of the Term Loan, payable on August 1, 1995, November 1, 1995, February 1, 1996 and April 30, 1996. On April 30, 1996, the entire amount of principal outstanding shall be due and payable in full together with all unpaid accrued interest. Interest shall accrue on the outstanding principal of the Term Note, and shall be payable monthly on the first day of each month, at a rate per annum which is at all times equal to one percent (1%) above the prime rate, each change in the rate of interest to become effective on the same day as Bank announces a change in the prime rate. All payments shall be applied first to the payment of interest due and payable under the Term Note and then to the reduction of the outstanding principal balance thereof.

5. Payments and Computations.

          (a) Borrower hereby authorizes and directs Bank to charge the deposit account of Borrower at Bank designated by Borrower, or such other account(s) of Borrower at Bank as Borrower may designate by written notice to Bank from time to time (but which shall not include the trust and/or

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     escrow accounts established by Borrower at Bank (the 'Escrow Accounts') in connection with the issuance of the Senior Notes (as hereinafter defined)) (collectively, the 'Direct Debit Accounts') for all payments of principal and interest due on the Notes and to debit such accounts for the amount of such payments on the date each such payment is due. If and to the extent funds in the Direct Debit Accounts are insufficient to make any payment on the day when due, Borrower shall pay the amount of any shortfall not later than 1:00 P.M., local time, on the day when due in lawful money of the United States, in immediately available funds at the office of Bank at Broad and Chestnut Streets, Philadelphia, PA 19110. Borrower hereby authorizes Bank, if and to the extent payment is not made when due hereunder or under the Notes as provided above, without prior notice to Borrower to charge from time to time against any other account of Borrower at Bank, other than the Escrow Accounts, any amount so due. Bank hereby waives any right of set off it would otherwise have against the Escrow Accounts in respect of the indebtedness of Borrower hereunder. All computations of interest and fees hereunder shall be made by Bank on the basis of a year of 360 days for the actual number of days elapsed. Should any payment of principal or interest or fees become due and payable on a Saturday, Sunday or legal holiday under the laws of the Commonwealth of Pennsylvania, the payment date thereof shall be extended to the next succeeding business day and such extension of time shall in such case be included in computing such interest or fees, as the case may be, rather than in the succeeding period. Any payments or prepayments made on the Notes shall be applied, first to the payment of interest due and payable under each such Note and then to the reduction of the outstanding principal balance thereof. Borrower may prepay the principal of the Term Note in whole at any time or in part from time to time (any partial prepayment to be in whole multiples of $25,000). Each prepayment shall be accompanied by the payment of accrued interest on the amount of such prepayment to the date thereof and any partial prepayment shall be applied against the installments thereof in the inverse order of maturity.

          (b) Bank's statements and confirmations sent to Borrower with respect to outstanding Loans and payments due shall be presumed correct unless Borrower notifies Bank to the contrary within 10 days after Borrower's receipt of such statements and confirmations.

     6. Increased Costs. If after the date of this Agreement Bank shall have determined that any enactment, promulgation or adoption of or change in any applicable law, regulation, rule or guideline or the interpretation or administration thereof by any court, administrative or governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive which is effective or issued after the date hereof (whether or not having the force of law and whether or not failure to comply thereunder would be unlawful) of any such authority, central bank or comparable agency, shall either
(a) impose, modify or deem applicable any reserve, special deposit or similar requirement (including without limitation a guideline, request or directive which affects the manner in which Bank allocates capital resources to its commitments, including its obligations under this Agreement and the Notes), (b) affect or affect in the future the amount of capital required or expected to be maintained by Bank, (c) subject Bank to any tax or change the basis of taxation of Bank (other than a change in a rate of tax based on overall net income of Bank), or (d) impose on Bank any other condition regarding this Agreement or the Notes, and the result of any event referred to in clause (a), (b), (c) or (d) of this sentence shall be to increase the direct or indirect cost (including the amount of capital required to be maintained) to Bank of agreeing to make, or making, funding or maintaining the Notes or Bank's obligations under this Agreement or to reduce the amounts receivable by Bank hereunder (which increase in cost or reduction in amounts receivable shall be determined by Bank's reasonable allocation of such cost increase or reduction in amounts receivable resulting from such event), then (x) Bank shall so notify Borrower and (y) within 15 days after receipt of such notice from Bank, Borrower shall pay to Bank, from time to time as specified by Bank, additional amounts not in violation of the Mortgage that in the aggregate shall be sufficient to compensate Bank for such increased cost, reduction in amounts receivable or increase in capital adequacy requirements. A certificate as to such increase in capital adequacy requirements, increased cost or reduction in amounts receivable by Bank showing the manner of calculation thereof shall be submitted by Bank to Borrower and shall, in the absence of manifest error,

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be conclusive as to the amount thereof. This covenant shall survive the termination of this Agreement and payment of the Notes.

     7. Conditions of Lending.

          (a) On the date hereof, and as a condition of Bank making the next Revolving Credit Loan after the date of this Agreement, Borrower shall deliver to Bank all of the following, each in form and substance satisfactory to Bank and its counsel:

             (i) A commitment fee in the amount of $23,000;

             (ii) The Revolving Credit Note duly completed and executed on behalf of Borrower;

             (iii) The Guaranty and Surety Agreement of Arbor Property Trust, a Delaware business trust ('Guarantor'), substantially in the form of Exhibit D attached hereto (the 'Guaranty') duly executed by Guarantor;

             (iv) An opinion of counsel to Borrower and Guarantor of even date herewith, covering the points set forth in Exhibit E hereto;

             (v) A General Certificate of Borrower, substantially in the form of Exhibit F attached hereto, duly executed by Borrower with blanks appropriately filled in and exhibits attached;

             (vi) A General Certificate of Guarantor, substantially in the form of Exhibit G attached hereto, duly executed by Guarantor with blanks appropriately filled in and exhibits attached;

             (vii) A Certificate from Borrower that the following documents, copies of which have heretofore been delivered to Bank, have not been amended or modified and remain in full force and effect and that Borrower has succeeded to the rights and obligations of EQK Green Acres under such documents: (i) the Indenture between EQK Green Acres Funding Corp. (the 'Issuer'), as agent for EQK Green Acres, and Bankers Trust Company (the 'Trustee') pursuant to which the Issuer's Collateralized Floating Rate Notes due August 19, 1998 (the 'Senior Notes') in the original face amount of $118,000,000 were issued (the 'Indenture'), (ii) the Consolidated and Restated Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by EQK Green Acres to the Issuer dated as of August 19, 1993 (the 'Mortgage'), and (iii) the Mortgage Note (as defined in the Mortgage) dated August 19, 1993 issued by EQK Green Acres to the Issuer in the principal amount of $118,000,000;

             (viii) A certificate of Borrower of even date herewith setting forth in reasonable detail calculations demonstrating that the terms of this Agreement and the incurring by Borrower of debt hereunder (assuming for purposes of such calculation that the entire principal amount of the Revolving Credit Note is outstanding) will not violate the limitations set forth in Section 19.3 of the Mortgage;

             (ix) Evidence that there are no liens on the Property other than the lien of the Mortgage; and

             (x) Such other documents, instruments, opinions, approvals and assurances customary in this type of financing as Bank or its counsel may reasonably request.

          (b) The obligation of Bank to make Revolving Credit Loans subsequent to the next Revolving Credit Loan and to make the Term Loan is subject to the provisions of Sections 1 and 3 of this Agreement and the further condition precedent that at the time each such Revolving Credit Loan and the Term Loan is requested or scheduled to be made, no Event of Default hereunder and no event which with the passage of time or the giving of notice, or both, would become such an Event of Default, shall have occurred and be continuing.

     Each request for a Revolving Credit Loan hereunder and for the Term Loan and the acceptance of the proceeds thereof by Borrower shall be deemed to be a representation and warranty by Borrower as of the date thereof that the representations and warranties set forth in Section 8 hereof (including

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without limitation that there has not occurred and is not continuing an Event of
Default or an event which with the passage of time or giving of notice, or both, would become such an Event of Default) are true and correct as of the date of such request, except that the representations and warranties in Section 8(e) shall refer to the financial statements most recently supplied to Bank pursuant to Section 9(a).

     8. Representations and Warranties.  Borrower represents and warrants that:

          (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing to conduct business in those jurisdictions in which its ownership of property or the conduct of its business requires such qualification and has all requisite power and authority to execute, deliver and perform this Agreement, the Notes and any other documents contemplated hereby or necessary to effectuate the purposes of this Agreement;

          (b) The execution, delivery and performance of this Agreement and the Notes have been duly authorized by all requisite action of Borrower and will not violate any applicable provision of law or judgment, order or regulation of any court or of any public or governmental agency or authority nor conflict with or constitute a breach of or default under any instrument to which Borrower is a party or by which Borrower or any of its properties is bound, including, without limitation, the Senior Notes, the Indenture and the Mortgage;

          (c) This Agreement is, and each of the Notes when issued and delivered pursuant to this Agreement will be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of the rights of creditors generally;

          (d) No approval, consent or authorization of, or registration, declaration or filing with, any governmental or public body or authority or of or with either the holders of the Senior Notes or the Trustee or the Issuer under the Indenture or the Mortgage is required in connection with the valid execution, delivery and performance by Borrower of this Agreement and the Notes, except such as has been obtained;

          (e) Since March 31, 1994, Borrower has conducted its business in the ordinary course, and there has been no material adverse change in the business, financial condition, operations or affairs of Borrower;

          (f) There is no claim, litigation or governmental proceeding against Borrower now pending or, to the knowledge of Borrower, threatened, which is substantial in amount or which, if adversely determined would have a material adverse effect on the financial condition or business of Borrower or the ability of Borrower to perform its obligations under this Agreement, the Notes or any of the other documents executed or to be executed in connection herewith or therewith;

          (g) Borrower has good and marketable title to the Property and all of its other properties and assets subject only to Permitted Exceptions (as defined in the Mortgage), and none of such properties and assets are subject to any mortgage or deed of trust other than the Mortgage;

          (h) Borrower does not have any outstanding Debt to any person or entity other than to Bank, except for the Mortgage Note and such other Debt as is reflected on Guarantor's March 31, 1994 consolidated balance sheet and otherwise permitted by the Mortgage. 'Debt' shall mean (i) all obligations of Borrower for borrowed money, (ii) all obligations of Borrower evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of Borrower upon which interest charges are customarily paid, (iv) all obligations of Borrower under conditional sale or other title retention agreements relative to property purchased by Borrower, (v) all obligations of Borrower issued or assumed as the deferred purchase price of property or services, excluding any lease which should, in accordance with generally accepted accounting principles, be treated as an operating lease, (vi) all obligations of Borrower as lessee under any lease which shall have been

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     or should be, in accordance with generally accepted accounting principles, treated as a capital lease, (vii) all obligations of Borrower under direct or indirect guarantees in respect of, and all obligations (contingent or otherwise) to purchase or otherwise acquire or otherwise to assure a creditor against loss in respect of, Debt of any other Person (as defined in the Mortgage) and (viii) any indebtedness for borrowed money, other than Impositions (as defined in the Mortgage), secured by a lien or encumbrance on the Property.

          (i) Borrower has filed all federal, state and local tax returns required to be filed (or has obtained valid extensions of the dates on which such returns are required to be filed) and has paid all taxes as shown on said returns to be due from it;

          (j) There exists no Event of Default (as defined in the Indenture or the Mortgage), or any condition or event with which the passage of time or the giving of notice, or both would be such an Event of Default under the Senior Notes, the Indenture or the Mortgage;

          (k) (i) Except as set forth on Exhibit H, Borrower does not know of any activity at the Property which has been conducted, or is being conducted, except in compliance with all statutes, ordinances, regulations, orders, and requirements of common law concerning (i) those activities,
     (ii) repairs or construction of any improvements, (iii) handling of any materials, (iv) discharges to the air, soil, surface water or ground water, and (v) storage, treatment or disposal of any waste at or connected with any activity at the Property ('Environmental Statutes').

             (ii) Except as set forth on Exhibit H, Borrower does not know of the presence of any contamination on the Property. As used in this Agreement, the term 'contamination' shall mean the uncontained presence of hazardous substances at the Property, or arising from the Property, which may require remediation under any applicable law; and the term 'hazardous substances' shall mean 'hazardous substances' or 'contaminants' as defined pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 'regulated substances' within the meaning of subtitle I of the federal Resource Conservation and Recovery Act, as amended, and hazardous wastes or substances or terms of similar meaning as defined pursuant to any applicable Environmental Statute, if such presence would require removal or remediation thereof under such Environmental Statute.

             (iii) Except as set forth on Exhibit H, Borrower does not know of any:

                 (A) polychlorinated biphenyls or substances containing
            polychlorinated biphenyls present on the Property;

                 (B) asbestos or materials containing asbestos present on the
            Property;

                 (C) urea formaldehyde foam insulation on the Property;

                 (D) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by a federal, state or local government agency, authority or body, or which, even if not so regulated, to the best of Borrower's knowledge after due investigation, may or could pose a hazard to the health and safety of the occupants of the Property or the owners or occupants of property adjacent to or in the vicinity of the Property;

                 (E) radon or radon gas or the radioactive decay products of radon present on the Property; or

                 (F) tanks presently or formerly used for the storage of any liquid or gas above or below ground present on the Property; and

             (l) Neither this Agreement nor any other document, certificate or statement furnished to Bank in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower which materially adversely affects or in the future may (so far as Borrower can now reasonably foresee) materially adversely affect the

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        business, operations, affairs, conditions, properties or assets of
        Borrower which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Bank in connection with the transactions contemplated hereby.

     The foregoing representations and warranties shall continue and survive the making of this Agreement and the issuance of the Notes.

     9. Affirmative Covenants. So long as any indebtedness of Borrower under either of the Notes is outstanding and unpaid, or any obligation or undertaking to Bank is not fully performed, or the Revolving Credit Commitment remains in effect, Borrower will:

          (a) Furnish or cause to be furnished to Bank:

             (i) promptly after sending or making available or filing of same, copies of all reports, proxy statements and financial statements delivered or sent to the holders of units of beneficial interest in Guarantor, or by Borrower, Guarantor or Issuer to the Trustee or the holders of any of the Senior Notes, and all registration statements and all periodic and other reports filed by Guarantor with any state or federal regulatory agency or authority, including without limitation the Securities and Exchange Commission;

             (ii) promptly after receipt thereof, copies of any notice of default under any mortgage (including, without limitation the Mortgage) on the Property; (iii) a prompt and reasonably detailed notice of any event which has or may have a materially adverse effect on the Property or the business, financial condition, operations or affairs of Borrower;

             (iv) within 30 days after the end of each fiscal quarter, quarterly rent rolls, sales reports and cash flow reports, in form satisfactory to Bank, with respect to the Property and Borrower;

             (v) within five days after the beginning of each fiscal quarter, a compliance certificate dated as of the first day of such fiscal quarter, in the form of Exhibit I attached hereto, appropriately completed and executed on behalf of Borrower and containing attachments in such detail as is reasonably satisfactory to Bank;

             (vi) copy of the annual Appraisal (as such term is defined in the Mortgage) or the update letter of the prior Appraisal of the Property required by and obtained pursuant to Section 18.3 of the Mortgage; and

             (vii) promptly upon request, such other information regarding the operations, business affairs and financial condition of Borrower and Issuer as Bank may, from time to time, reasonably request;

          (b) Perform and comply with, and cause Issuer to conform and comply with, each material provision of all material agreements to which either of them is a party, including, without limitation the Senior Notes, the Mortgage Note, the Indenture and the Mortgage;

          (c) Maintain for each fiscal quarter a Debt Service Coverage Ratio of at least 1.5 to 1. For purposes of this Agreement, 'Debt Service Coverage Ratio' shall mean the ratio of (i) Net Operating Income for such quarter to
     (ii) Debt Service for such quarter. For purposes of this Agreement, (x) 'Debt Service' shall mean the current portion of long term debt plus interest expense determined in accordance with generally accepted accounting principles; and (y) 'Net Operating Income' shall mean the amount by which the aggregate of all rents (including reimbursements by tenants of operating expenses), license fees and other charges or sums with respect to the occupancy, use, or right to use all or any part of the Property under any lease, license or other agreement, or as a result of any investment or banking arrangement, or as a result of any law suit or legal proceeding, received by Borrower any fiscal quarter exceeds the aggregate amount of money actually expended in such fiscal quarter by Borrower on a cash basis pursuant to customary and reasonable arms-length transactions for the following: labor cost; general maintenance repairs and replacements; brokerage commissions; management fees; costs of

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     licenses, permits and similar fees relating to the operation of the
     Property; premiums for insurance; charges for electricity and other utilities, assessments, water charges and sewer rents; real estate taxes; and other customary and reasonable expenses in connection with the operation, maintenance, and preservation of the Property. Without limiting the generality of those items which shall not be included among the expenses allowable for purposes of calculating Net Operating Income, the following shall be specifically excluded from such calculation; Debt Service; capital expenditures; depreciation and other non-cash items; prepaid expenses which are not customarily prepaid in the ordinary course of business; and dividends or distributions to Borrower's partners;

          (d) Maintain liability, worker's compensation and hazard insurance and, if required by federal law, flood insurance all in amounts customary for properties such as the Property and for companies of Borrower's size and engaged in Borrower's business, and as otherwise required by the Mortgage and furnish evidence of such insurance to Bank upon request;

          (e) Pay all premiums on the insurance referred to herein as and when the same are due and payable, and do all things necessary to maintain the insurance in effect;

          (f) File all tax returns when due and pay when due all taxes, assessments and other charges imposed on Borrower and the Property, except where the same are being contested in good faith and an adequate reserve therefor has been set aside;

          (g) Permit Bank to inspect the Property, including Borrower's records with respect thereto, at all reasonable times and upon reasonable notice, provided that such inspections will not unreasonably interfere with the reasonable conduct of Borrower's business;

          (h) Perform and observe the following covenants relating to environmental matters:

             (i) Except with respect to the matters disclosed on Exhibit H, Borrower shall not permit contamination of the Property by hazardous substances. Borrower shall at all times cause hazardous substances to be handled on the Property in a manner which will not cause an undue risk of contamination of the Property. Borrower shall promptly remove, or cause the responsible party to remove, in compliance with Environmental Statutes, all hazardous waste that is located on the Property at any time. Borrower shall notify Bank promptly after Borrower knows of the presence of any contamination on the Property, whether generated by activity on the Property at any time or generated by activity on surrounding properties;

             (ii) Borrower shall neither install nor permit to be installed any temporary or permanent tanks for the storage of any liquid or gas above or below ground except in compliance with Environmental Statutes. Borrower shall register all tanks that are located on the Property at any time, in compliance with Environmental Statutes;

             (iii) Borrower shall cause all activities at the Property during the term of this Agreement to be conducted in compliance with all Environmental Statutes. Borrower shall cause all permits, licenses or approvals to be obtained, and shall cause all notifications to be made, as required by Environmental Statutes. Borrower shall, at all times, cause compliance with the terms and conditions of any such approvals or notifications; and

             (iv) Borrower shall cause all construction of new structures at the Property to use design features which safeguard against or mitigate the accumulation of radon or radon-products in concentrations exceeding the acceptable level in any such new structure. If required by any federal, state or local authority or if requested by Bank based on any regulatory requirement applicable to Bank or a recommendation from a knowledgeable third party consultant that such is advisable under the circumstances, at the earliest feasible time during or after construction of any new structure on the Property, Borrower shall commission an investigation of such new structure for the presence of radon or radon-products and shall provide a report of such investigation to Bank. Borrower shall notify Bank of the presence of radon or radon-products in any structure at the Property in a concentration in excess of the acceptable level promptly after Borrower knows or has reason to know of such concentration. For purposes of this Agreement, 'acceptable level' shall mean the lowest applicable maximum concentration established by any governmental agency with jurisdiction over the Property. In the absence of a legally binding maximum concentration, the 'acceptable level' shall be an air concentration of 4 picocuries/liter;

          (i) Preserve and keep in full force and effect its existence, rights, permits, patents, franchises, licenses, trademarks and trade names and comply in all material respects with any and all laws, regulations, rules or requirements of any federal agency or department and of any state, local or municipal government, agency or department which may at any time be applicable to it; and

          (j) Apply (i) all net proceeds received from Guarantor on account of any additional equity offering of or loans to Guarantor, and (ii) all Proceeds (as such term is defined in the Mortgage) paid to Borrower pursuant to Section 15.3 of the Mortgage after the prepayment of the Mortgage Note in the event Proceeds have not been applied to the Restoration (as such term is defined in the Mortgage) of the Property following a casualty loss, to reduce the principal amount of the Notes outstanding at the time of such receipt and in either such event the Revolving Credit Commitment shall be reduced by the amount so applied to prepay the Note.

     10. Negative Covenants. So long as any indebtedness of Borrower under either of the Notes is outstanding and unpaid, or any obligation or undertaking to Bank is not performed, or the Revolving Credit Commitment remains in effect, Borrower will not:

          (a) Sell, assign, convey, transfer or otherwise dispose of legal or beneficial interests in all or any part of the Property, unless the net proceeds received by Borrower from any such sale, assignment, conveyance, transfer or disposition are sufficient, and are applied by Borrower simultaneously therewith, to prepay in full the Mortgage Note, the Notes and Borrower's other Debt;

          (b) Mortgage, encumber, grant a security interest in or otherwise create or file or suffer to be created or filed or continued any lien on the Property or any material portion thereof, other than the lien of the Mortgage, and Borrower will not enter into any agreement or understanding with any other person or entity, other than the Issuer (or the Trustee as successor to the Issuer under the Mortgage) which would similarly limit or restrict its ability to mortgage, encumber or create a lien on the Property;

          (c) Refinance or otherwise modify or restructure the Mortgage Note or the Senior Notes in any material respect (including, without limitation, a change in interest rate, maturity, amortization or collateralization);

          (d) Incur, create, assume or permit to exist any Debt as to which it is the obligor or which is secured by the Property or any other of its assets, other than Debt to Bank hereunder and under the Notes, under the Mortgage Note and as is reflected on Borrower's March 31, 1994 balance sheet and otherwise permitted by the Mortgage or at any time permit the total of its Debt to exceed 50% of the most recently appraised value of the Property; or

          (e) Wind-up, liquidate or dissolve its affairs, or enter into any transactions of merger or consolidation or change or suffer any change in its ownership structure, or sell, assign, convey, transfer, hypothecate or otherwise encumber any capital stock or other interest in Borrower.

     11. Events of Defaults. Each of the following shall constitute an 'Event of Default' hereunder:

          (a) If Borrower shall fail to pay any sum due hereunder or under either of the Notes within ten (10) days after the same is due and payable; or

          (b) If Borrower fails to perform any of the other terms, agreements or covenants herein (except if such failure is a failure by Borrower to perform under the Indenture or the Mortgage) or in the Notes, and such failure shall continue for thirty (30) days after written notice of such default from Bank to Borrower; or

          (c) If an Event of Default (as defined in the Senior Notes, the Indenture or the Mortgage) occurs and Borrower has received notice thereof (either from Bank or from any other party to such documents), whether or not the Mortgage Note is declared or otherwise becomes due and payable, unless such Event of Default has been cured or waived by the necessary party prior to the exercise by Bank of any of its remedies hereunder; or
     (d) If there shall occur a material adverse change in the financial condition of Borrower; or

          (e) If an Event of Default (as defined in the Guaranty) occurs; or

          (f) If either Borrower, Issuer or Guarantor makes an assignment for the benefit of its creditors or a composition with its creditors, or is unable or admits in writing its inability to pay its debts as they mature, or is adjudicated insolvent or bankrupt, or files a petition or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there is commenced against either of them any such proceeding which shall remain undismissed for a period of 30 days, or an order for relief, order, judgment or decree approving the petition in any such proceeding is entered; or

          (g) If any litigation or administrative proceeding ensues involving this Agreement or the Property or Borrower or any instrument, contract or document delivered to Bank in compliance with this Agreement, and the adverse result of any litigation or proceeding would have, in Bank's opinion, a materially adverse effect on the Property or Borrower's ability to perform its respective obligations under the Notes or this Agreement, and an adverse result is reasonably anticipated by Bank; or

          (h) If any statement, representation or warranty by Borrower with respect to any transaction or thing contemplated by or set forth in this Agreement or in any instrument or document delivered to Bank in connection herewith proves to have been materially false or misleading when made; or

          (i) If a Total Loss (as such term is defined in the Mortgage) occurs and Borrower is not permitted, or if permitted does not elect, to restore the Property in accordance with Sections 15.2 and 15.3 of the Mortgage, or if any one or more of the anchor stores now operating on the Property, namely, Sears, J.C. Penney, Sterns, Abraham & Strauss, K-Mart or Waldbaum, ceases to operate or to conduct business in substantially the same manner as it does on the date hereof, unless the tenant of any such store ceasing its operations or business shall within four (4) months following such cessation be replaced by a comparable anchor store tenant in occupancy of, and paying a comparable rental rate for, a substantially similar amount of square footage at the Property; or

          (j) If Guarantor ceases to own and control 100% of the voting capital stock of Borrower.

     12. Remedies. Upon the occurrence of an Event of Default by Borrower, Bank may, at its option, without demand of performance and without other notice:

          (a) Refuse to make any further Revolving Credit Loans or the Term Loan and declare the Revolving Credit Commitment and any obligation to make any further Revolving Credit Loans or the Term Loan to be terminated;

          (b) Declare the Notes to be immediately due and payable;

          (c) Increase the rate of interest borne by the Loans to an amount that is the lower of five percent (5%) in excess of the interest rate otherwise in effect thereon or the highest rate permitted by law, so long as such default is continuing or after the Notes are accelerated; and

          (d) Exercise any or all remedies granted or available to Bank under this Agreement, the Notes, the Guaranty or as provided by law.

     13. Further Assurances. From time to time Borrower will execute and deliver to Bank such additional instruments as Bank may reasonably request to effectuate the purposes of this Agreement.

     14. Indemnification. Borrower hereby indemnifies Bank and agrees to hold Bank harmless from any loss, expense or damage on account of any claims, suits or actions brought by any third party arising out of or in any way connected with this Agreement, the Notes, or any of the documents and instruments delivered to Bank in compliance with this Agreement or in connection with the issuance of the Senior Notes, unless caused solely by the Bank's gross negligence or willful misconduct. This indemnity shall survive the payment of the Notes.

     15. Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     16. Notices. Any notice, demand, or request under this Agreement shall be in writing, and shall be by personal service, overnight delivery service, charges prepaid, or by postage prepaid, registered or certified mail, return receipt requested, at the addresses of Borrower and Bank set forth on page 1 of this Agreement or at such other address as the addressee may designate in writing. Each notice, demand or request hereunder shall be deemed given on the date it is delivered, in the case of personal service, one day after given to an overnight delivery service or two days after it is deposited with the U.S. Postal Service, in the case of registered or certified mail.

     17. Governing Law. This Loan Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

     18. Bank's Expenses. Borrower will pay or reimburse Bank's out-of-pocket expenses incurred with respect to the preparation, negotiation, modification or enforcement of this Agreement, the Notes, and the other documents incident hereto, and in the exercise by Bank of any of its rights hereunder or under such documents, including the fees and disbursements of Bank's counsel.

     19. Persons Bound. This Agreement shall inure to the benefit of, and shall be binding upon Borrower and Bank and their respective successors and permitted assigns. Borrower may not assign any of its rights or obligations hereunder without the prior written consent of Bank.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GREEN ACRES MALL CORP.

                                          By: __________________________________

                                          Title: _______________________________

                                          PNC BANK, NATIONAL ASSOCIATION

                                          By: __________________________________
                                              Andrew D. Coler,
                                              Assistant Vice President

                                   EXHIBIT A

                            USE OF FUNDS CERTIFICATE

TO:        PNC Bank, National Association ('Bank')

FROM:      Green Acres Mall Corp. ('Borrower')

RE:        Green Acres Mall

                                                            Date: ______________

     Pursuant to the Amended and Restated Loan Agreement between us dated as of August 8, 1994 (the 'Loan Agreement', all capitalized terms not otherwise defined herein are used as defined in the Loan Agreement) and in connection with Borrower's request to you to advance the proceeds of a Revolving Credit Loan in the amount of $_________ (the 'Funds') against the Revolving Credit Note, Borrower hereby represents and warrants to you and agrees that: (i) the proceeds of the advance will be fully and solely applied to the costs and for the purposes listed in Schedule I hereto and the Funds to be advanced plus those Funds previously advanced for each item and the amounts applied by Borrower to such items from sources as shown on Schedule I (other than the Funds) do not exceed the costs incurred for that item to the date of the request; (ii) Borrower has no knowledge of any Event of Default under the Loan Agreement, any event which with the passage of time or giving of notice or both would constitute such an Event of Default or any liens, statutory or otherwise, held by mechanics, workmen, contractors or suppliers with respect to the Property and the Improvements; (iii) there are no defaults by Borrower, or conditions or events with which the passage of time or the giving of notice, or both, would be a default by Borrower under the Senior Notes, the Indenture or the Mortgage; and
(iv) the representations and warranties set forth in the Loan Agreement remain true and correct as of the date hereof.

                                          GREEN ACRES MALL CORP.

                                          By: __________________________________
                                              Authorized Representative

                                   SCHEDULE I

Green Acres Mall Corp.
$5,900,000 Line of Credit
Use of Funds Summary

For Week Ending: ____________________

Cash Balance:                                                                               $

Cash Requirements:

     Specific Requirement*                                                                  $

     Specific Requirement*                                                                  $

     Total Requirements                                                                     $

     *Items such as real estate taxes, tenant improvements, etc.

Shortfall/Draw Request:                                                                     $

Line Balance After Requested Draw:                                                          $

Remaining Line Availability After Requested Draw:                                           $

                                   EXHIBIT B

                             REVOLVING CREDIT NOTE

$5,900,000                                            Philadelphia, Pennsylvania
                                                                 August __, 1994

     For value received and intending to be legally bound, GREEN ACRES MALL CORP. ('Borrower') hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION ('Bank') on April 30, 1995, (the 'Termination Date') the principal sum of Five Million Nine Hundred Thousand Dollars ($5,900,000), or the aggregate unpaid principal amount of all Revolving Credit Loans made by Bank to Borrower pursuant to Section 1 of the Loan Agreement (as hereinafter defined) and shown on and evidenced by the books and records of Bank (after accounting for all disbursements hereunder and repayments hereon), whichever is less, and to pay interest from the date hereof on the unpaid principal amount hereof monthly in arrears, commencing on September 1, 1994, and on the first day of each month thereafter and at maturity, at a rate of one percent (1%) per annum above the prime rate in effect at the Bank from time to time, each change in the rate of interest to become effective on the same day as the Bank announces a change in said prime rate. For the purposes of this Note, the term 'prime rate' shall mean the rate of interest which from time to time is publicly announced by Bank to be its prime rate of interest. The term 'prime rate' is used merely as a pricing index and is not and should not be considered to represent the lowest or best rate available to a borrower. All such interest shall be calculated on the basis of the actual number of days that principal is outstanding over a year of 360 days. All payments of principal and interest shall be made prior to 1:00 P.M., local time in lawful money of the United States in immediately available funds at the office of Bank, Broad and Chestnut Streets, Philadelphia, Pennsylvania 19110.

     This Note evidences indebtedness incurred under, and is entitled to the benefits of, that certain Amended and Restated Loan Agreement dated as of August 8, 1994, between Borrower and Bank, as the same may be amended from time to time (the 'Loan Agreement'), which, among other things, contains provisions for acceleration of the maturity hereof and for a higher rate of interest hereunder upon the happening of an Event of Default. This Note evidences the outstanding indebtedness under, and is issued in substitution of, that certain note in the face amount of $3,400,000 dated August 19, 1993 from EQK Green Acres, L.P. (to which Borrower is the successor by merger) issued pursuant to the Original Loan Agreement. Capitalized terms not otherwise defined herein shall have the meaning given them in the Loan Agreement.

                                          GREEN ACRES MALL CORP.

                                          By: __________________________________

                                          Title: _______________________________

                                   EXHIBIT C
                                 TERM LOAN NOTE

$                                                               Philadelphia, PA

                                                                          , 1995

     For value received and intending to be legally bound, GREEN ACRES MALL CORP. ('Borrower') hereby promises to pay to the order of PNC BANK, NATIONAL
ASSOCIATION ('Bank') the principal sum of          Dollars ($         ), in four
(4) equal quarterly principal installments payable beginning on          , 1995
and on each          ,          , and          thereafter, each in the amount of
$         , together with interest from the date hereof on the unpaid principal amount hereof payable monthly in arrears commencing on __, 1995, and on the first day of each month thereafter and at maturity, at a rate per annum which is at all times equal to one percent (1%) above the prime rate in effect at Bank from time to time, each change in the rate of interest to become effective on the same day as Bank announces a change in said prime rate. All remaining outstanding principal hereunder, accrued and unpaid interest thereon, and all costs and expenses associated therewith shall be due and payable in full on April 30, 1996. For purposes of this Note, the term 'prime rate' shall mean the rate of interest which from time to time is publicly announced by Bank to be its prime rate of interest. The term 'prime rate' is used merely as a pricing index and is not and should not be considered to represent the lowest or best rate available to a borrower. All such interest shall be calculated on the basis of the actual number of days that principal is outstanding over a year of 360 days. All payments of principal and interest shall be made prior to 1:00 P.M., local time, in lawful money of the United States, in immediately available funds at the office of Bank, Broad and Chestnut Streets, Philadelphia, PA 19110.

     This Note evidences indebtedness incurred under, and is entitled to the benefits of, that certain Amended and Restated Loan Agreement dated as of August 8, 1994, between Borrower and Bank, as the same may be amended from time to time (the 'Loan Agreement'), which, among other things, contains provisions for acceleration of the maturity hereof and for a higher rate of interest hereunder upon the happening of an Event of Default. Capitalized terms not otherwise defined herein shall have the meaning given them in the Loan Agreement.

                                          GREEN ACRES MALL CORP.

                                          By: __________________________________
                                          Title: _______________________________

                                   EXHIBIT D

                         GUARANTY AND SURETY AGREEMENT

                     [Filed as Exhibit 10.2 to the Trust's
                         Quarterly Report on Form 10-Q]

                                   EXHIBIT E
                            POINTS TO BE COVERED IN
                 OPINION OF BORROWER'S AND GUARANTOR'S COUNSEL

     1. Due organization and existence in good standing of Borrower and Guarantor in their respective jurisdictions of formation and qualification and good standing of Borrower and Guarantor in the respective jurisdictions where the conduct of their business so requires, and requisite power and authority to execute, deliver and perform the Loan Agreement, Notes and Guaranty, as the case may be.

     2. The Loan Agreement, Revolving Credit Note and Guaranty being duly executed and delivered and constituting the legal, valid and binding obligations of Borrower and Guarantor, as the case may be, enforceable against Borrower and Guarantor in accordance with their respective terms.

     3. To the best of such counsel's knowledge, no conflict with, or breach by Borrower of any of the provisions of, or default by the Borrower or Issuer under, the Senior Notes, the Indenture or the Mortgage, or, resulting from the execution and delivery of the Loan Agreement and the Notes, or from compliance with the provisions thereof.

     4. To the best of such counsel's knowledge, the execution, delivery and performance of the Loan Agreement, Notes and Guaranty not violating any provision of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect, applicable to Borrower or Guarantor or conflicting with, resulting in a breach of or constituting a default under, any indenture, note, loan or credit agreement, license or any other agreement, lease or instrument to which Borrower or Guarantor is a party, or by which either of them or the Property may be bound or affected, including, without limitation, the Indenture and the Mortgage, or resulting in the creation or imposition of any lien or encumbrance on the Property.

     5. To the best of such counsel's knowledge, no consent or approval of any holder of any indebtedness, including without limitation the holders of the Senior Notes or the Trustee under the Indenture or the Mortgage, nor any authorization, consent, approval, license, exemption of or registration, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance of the terms of the Loan Agreement, the Notes or the Guaranty by Borrower or Guarantor, other than those consents, approvals, licenses and filings required in the ordinary course of the Borrower's or Guarantor's operations.

     6. To the best of such counsel's knowledge, there exist no judgments or other judicial or administrative orders outstanding against Borrower or Guarantor, or any actions, suits or other proceedings pending, or threatened against or affecting Borrower or Guarantor or the Property before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Borrower or Guarantor would have a material adverse effect on Borrower's or Guarantor's respective financial condition, the Property or the operations of the Borrower or Guarantor.

                                   EXHIBIT F

                        GENERAL CERTIFICATE OF BORROWER

     I,                         , do hereby certify that I am the duly elected,
qualified and acting             of Green Acres Mall Corp. (the 'Borrower'), and
that as such I am authorized to certify to PNC Bank, National Association (the 'Bank') that:

          1. The Borrower is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

          2. Attached hereto and marked Exhibits 'A' and 'B' respectively are true, complete and correct copies of the Certificate of Incorporation and By-Laws of the Borrower as amended and in effect on the date of this Certificate.

          3. Attached hereto and marked Exhibit 'C' are true, complete and correct copies of corporate resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution and delivery to the Bank of the Amended and Restated Loan Agreement and other documents required of Borrower thereby in connection with the $5,900,000 Line of Credit from the Bank to the Borrower.

     IN WITNESS WHEREOF, I have signed this Certificate on behalf of the
Borrower on this          day of August, 1994.

                                          GREEN ACRES MALL CORP.

                                          By: __________________________________
                                          Title: _______________________________

                                   EXHIBIT G

                        GENERAL CERTIFICATE OF GUARANTOR

     I,                         , do hereby certify that I am the duly elected,
qualified and acting             of Arbor Realty Trust (the 'Guarantor'), and
that as such I am authorized to certify to PNC Bank, National Association (the 'Bank') that:

          1. The Guarantor is a business trust duly organized and validly existing in good standing under the laws of the State of Delaware.

          2. Attached hereto and marked Exhibits 'A' and 'B' respectively are true, complete and correct copies of the trust agreement and of the Guarantor as amended and in effect on the date of this Certificate.

          3. Attached hereto and marked Exhibit 'C' are true, complete and correct copies of resolutions duly adopted by the Board of Trustees of the Guarantor authorizing the execution and delivery to the Bank of the Guaranty and Surety Agreement in connection with the $5,900,000 Line of Credit from the Bank to Green Acres Mall Corp., a wholly owned subsidiary of Guarantor.

     IN WITNESS WHEREOF, I have signed this Certificate on behalf of the
Guarantor on this          day of August, 1994.

                                          ARBOR REALTY TRUST

                                          By: __________________________________
                                          Title: _______________________________

                                   EXHIBIT H

                             ENVIRONMENTAL MATTERS

SHELL OIL PREMISES CONTAMINATION

Hydrocarbon contamination exists on a portion of the Property resulting from an underground storage tank leak from premises occupied by Shell Oil Company, and located at the corner of Sunrise Highway and Green Acres Road. From August 1980 to date Shell has been aware of and has been monitoring and performing remediation at the site. Borrower became aware of the contamination in December, 1992, in connection with lease renewal negotiations with Shell, and since that date has been working with Shell in its effort to design and implement an appropriate remediation plan. Additional monitoring wells have been installed on the premises and the surrounding portions of the Property. The source area is presently being remediated through a soil-vapor extraction system. The ground water contamination is being remediated by natural attenuation. Shell will continue to monitor the wells and report to the Borrower and the state environmental agencies on a quarterly basis.

J.C. PENNEY UNDERGROUND STORAGE TANK

A 10,100 gallon underground storage tank containing No. 2 fuel oil exists on the J.C. Penney premises. The Borrower registered the tank, which is operated by J.C. Penney. The tank is monitored as part of a regimented tank tightness testing program, under contract with Tyre Environmental Services, Ltd., and is operated in compliance with all local, state and federal regulations.

AMOCO FUEL CONTAMINATION TO PREMISES

Gasoline contamination exists on a portion of the Property resulting from an underground fuel tank leak from an off-premises fuel station occupied by Tarton Oil Corporation (doing business as AMOCO), and located at 700 Sunrise Highway, Valley Stream, NY. Tarton Oil has recently installed underground Test Wells on Borrower's Property which confirmed the presence of contaminants. Tarton Oil has informed the Borrower that it will submit a remediation plan to the New York Department of Conservation and the Borrower for review prior to the implementation of such plan. Tarton Oil expects remediation to include vapor and/or Pump & Treat extraction systems depending on New York Department of Conservation approval.

                                   EXHIBIT I

                QUARTERLY CERTIFICATE OF GREEN ACRES MALL CORP.

     In compliance with the provisions of the Amended and Restated Loan Agreement (the 'Loan Agreement') between GREEN ACRES MALL CORP. (the 'Borrower') and PNC BANK, NATIONAL ASSOCIATION (the 'Bank') dated as of August __, 1994, the
Borrower hereby certifies the following as of          , 19__:

          1. All capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings given to such terms in the Loan Agreement.

          2. Borrower certifies that (a) it is in compliance with all covenants and agreements contained in the Loan Agreement, (b) the representations and warranties set forth in the Loan Agreement remain true and correct as of the date hereof, and (c) no Event of Default or event which with the passage of time or giving of notice would constitute an Event of Default has occurred and is continuing.

          3. Attached hereto is a statement of the Debt Service Coverage Ratio for the immediately preceding fiscal quarter including the information and the calculations used by Borrower to determine such Debt Service Coverage Ratio.

          4. The amount outstanding (assuming for this purpose that the entire principal amount of the Revolving Credit Note is outstanding) of all indebtedness meeting the requirements of Section 19.3(v)(A) or (B) of the Mortgage does not on the date hereof and, to the best of Borrower's knowledge, will not on any date during the three month period commencing on the date of this Certificate, exceed the Threshold Amount (as defined in the Mortgage) less the amount of any installments of gains taxes permitted pursuant to Section 60 of the Mortgage.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Borrower on the day and year set forth above.

                                          GREEN ACRES MALL CORP.

                                          By: __________________________________
                                          Title: _______________________________

                                      I-1